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                               This filing is made pursuant to Rule 424(b)(2) under the Securities Act of
                                                     1933 in connection with Registration No. 333-121913.

                                                   CPS

                                          CURRENT INTEREST RATES

                        This is a supplement to the Prospectus dated May 19, 2005

                    Current Interest Rates for Renewable Unsecured Subordinated Notes
                               Offered by Consumer Portfolio Services, Inc.

                                  Interest Rates Effective April 1, 2006


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PORTFOLIO
AMOUNT (1)      $1,000 - $2,499         $2,500 - $4,999        $5,000 - $9,999        $10,000 - $24,999
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               Interest    Annual      Interest    Annual     Interest    Annual     Interest     Annual
NOTE TERM       Rate %     Yield %      Rate %     Yield %     Rate %     Yield %     Rate %      Yield %
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3 MONTH (2)      5.75       5.92         5.75       5.92        5.75       5.92        5.75       5.92
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6 MONTH (2)      6.50       6.72         6.50       6.72        6.50       6.72        6.50       6.72
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 1 YEAR (3)      7.75       8.06         8.25       8.60        8.45       8.82        8.65       9.03
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 2 YEAR (3)      8.75       9.14         9.50       9.96        9.75      10.24       10.00      10.52
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 3 YEAR (3)      9.25       9.69        10.25      10.79       10.55      11.12       10.85      11.46
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 4 YEAR (3)      9.50       9.96         9.50       9.96        9.50       9.96        9.50       9.96
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 5 YEAR (3)      9.75      10.24         9.75      10.24        9.75      10.24        9.75      10.24
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10 YEAR (3)     10.50      11.07        10.50      11.07       10.50      11.07       10.50      11.07
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PORTFOLIO
AMOUNT (1)      $25,000 - $49,999     $50,000 - $74,999       $75,000 - $99,999      $100,000 OR MORE
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               Interest    Annual      Interest    Annual     Interest    Annual     Interest     Annual
NOTE TERM       Rate %     Yield %      Rate %     Yield %     Rate %     Yield %     Rate %      Yield %
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3 MONTH (2)      6.00       6.18         6.25       6.45        6.50       6.72        6.75        6.98
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6 MONTH (2)      6.75       6.98         7.00       7.25        7.25       7.52        7.50        7.79
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 1 YEAR (3)      8.90       9.31         9.15       9.58        9.40       9.85        9.65       10.13
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 2 YEAR (3)     10.25      10.79        10.50      11.07       10.75      11.35       11.00       11.63
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 3 YEAR (3)     11.10      11.74        11.35      12.02       11.60      12.30       11.85       12.58
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 4 YEAR (3)      9.75      10.24        10.00      10.52       10.25      10.79       10.50       11.07
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 5 YEAR (3)     10.00      10.52        10.25      10.79       10.50      11.07       10.75       11.35
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10 YEAR (3)     10.75      11.35        11.00      11.63       11.25      11.91       11.50       12.19
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         1)       We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer Portfolio Services,
                  Inc. that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren.
                  Members of a sibling's family are also considered immediate family members if the holder's sibling is also a noteholder.

         2)       The annual yield calculation assumes that:
                  a.       the term of the note is renewed sequentially for an entire year,
                  b.       the interest earned during each term is included in the principal amount for the next term,
                  c.       the listed interest rate is the interest rate for each term, and
                  d.       the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

         3)       The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

         The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated May 19,
         2005. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.

                              INTEREST RATES FOR NOTES PURCHASED OR RENEWED
                               AFTER APRIL 30, 2006 ARE SUBJECT TO CHANGE.

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